Proofpoint, Inc.           Corporate Bonus Program

Proofpoint, Inc.

Corporate Bonus Program

Program Objective

•	Align leadership and executives to key metrics driving the growth and success of the business.

Program Administration

•	The Compensation Committee of the Board is chartered with oversight for the bonus plan and the program metrics.

•	The program structure and payout for each program period will be approved by the Compensation Committee based upon the recommendations of the Chief Executive Officer (“CEO”).

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This bonus program does not represent a contractual right to receive awards from the Compensation Committee; the Compensation Committee may structure and grant awards entirely within its discretion. This program and all awards will be interpreted by the Compensation Committee, whose judgments and interpretations are final and conclusive.

Bonus Design Philosophy

•	The Compensation Committee shall determine the duration of each program period.

•	Bonus percentage targets will be reviewed by the Compensation Committee annually.
Bonus opportunity and bonus rates (targets) will be determined by the Compensation Committee, based upon the recommendations of the CEO, and may be prorated for changes during the program year.

•	Incentive program design is intended to provide for total compensation consistent with the market and target compensation philosophy when company and individual performance meets expectations.

•	Design is intended to encourage teamwork and cross functional communication to accomplish goals.

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Program may be based and funded on achieving company performance metrics, as well as individual goals established by the CEO and the Compensation Committee, except that the CEO may not establish individual goals for himself/ herself or have any authority over his or her own bonus. In addition, if deemed advisable by the Compensation Committee in order to satisfy Section 162(m) of the Internal Revenue Code of 1986 or other applicable law, the CEO may not establish performance or individual metrics or have authority over the bonus of executive officers.

•	Program will have a focus on satisfying financial expectations and internal business goals. The program may not fund if goals are not achieved.

Design Characteristics

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The Compensation Committee will establish, based on management’s recommendations, the design of the program for each program period, including but not limited to, company performance metrics, the frequency and timing of funding the bonus pool, bonus targets, upside opportunities if target levels are exceeded, whether any bonuses will be paid in the event of company underperformance, individual performance metrics, the weighting of goals and timing of bonus payments.

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The Compensation Committee may delegate to the CEO the right to review and approve recommendations for changes to individual performance metrics for all employees other than himself/herself or adjust management’s recommendations of attainment of individual performance metrics other than for himself/herself; provided however, if deemed advisable by the Compensation Committee in order to satisfy Section 162(m) of the Internal Revenue Code of 1986 or other applicable law, the CEO may not make changes to individual performance metrics or adjust recommendations of attainment of individual performance metrics or otherwise have authority over the bonus of executive officers

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The Compensation Committee may establish processes for administering the program, including but not limited to, the process by which employees are added to the program and the process of bonus program attainment and payment

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The Compensation Committee reserves the right at its discretion with or without notice (as required), to review, change, amend or cancel the program, at any time; and may delegate to management such right, subject to applicable law and the terms of the Compensation Committee charter and no officer shall have any authority over his or her own bonus.

Employee Eligibility and Payment

•	Must be an active regular employee through the end of the program period and a regular active employee at the time of payout to earn and receive any bonus.

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The Compensation Committee may set additional eligibility requirements for each program period, including the length of time an employee must be employed on a full-time and active basis, the level or positions of employees eligible to participate, eligibility of employees on approved leaves of absence, pro-ration of new hires and/or employees newly eligible for bonuses and eligibility of employees of Proofpoint’s subsidiaries, including foreign subsidiaries.

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The Compensation Committee will determine the form in which bonuses will be paid, whether by cash or equity awards. The terms of equity awards will be determined by the Compensation Committee and may be made pursuant to the company’s equity incentive plans.

Miscellaneous

Any liability of the company to pay a bonus shall stem only from the terms of this program and shall be subject to the terms and conditions hereunder. Any interest of a participant of this program shall be an unsecured claim against the general assets of the company. Any right of participants to receive payment under an award shall be no greater than the right of any unsecured general creditor on claims of the company’s assets. No participant will have any interest in any fund or in any specific asset of the company by reason of awards hereunder.

Nothing contained in the program and no action taken pursuant to the provisions of the program shall create or be construed to create a trust of any kind. No property which may be acquired or invested by the company in connection with the program shall be deemed to be security for the obligations to participants, but shall be, and continue for all purposes to be, a part of the general funds of the company.

The company intends that the program be unfunded for tax purposes and for purposes of Title I of Employee Retirement Income Security Act of 1974, as amended, if applicable.

No member of the Board and no officer or employee of the company shall be liable to any person for any action taken or omitted in connection with the administration of the program unless attributable to such person’s own fraud or willful misconduct; nor shall the company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the company.

The program shall not give any participant a right or guarantee of continued employment with the company or affect the right of the company to terminate the employment of any participant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

Tax Consequences

Payments under the program are subject to applicable federal and state withholding taxes, Social Security and similar taxes and the company may deduct the amount thereof from any payments required hereunder. Participants remain responsible for the payment of any and all taxes applicable to income received or deemed to have been received hereunder.

To the extent (a) any payments or benefits to which a participant becomes entitled under this program, or under any agreement or plan referenced herein, in connection with participant’s termination of employment with the company constitute deferred compensation subject to Section 409A of the Code and (b) participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of participant’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the company; or (ii) the date of participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to participant, including (without limitation) the additional twenty percent (20%) tax for which participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to participant or participant’s beneficiary in one lump sum (without interest). Any termination of participant’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The company and each participant will work together in good faith to consider either (i) amendments to any award; or (ii) revisions to any award with respect to the payment of any bonus amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the participant under Section 409A of the Code and any Treasury Regulations and Internal Revenue Service guidance thereunder.